Filed Pursuant to Rule 424(b)(2)
                                            Registration No. 333-39551





          PROSPECTUS SUPPLEMENT
          (TO PROSPECTUS DATED APRIL 22, 1998)


                                     $250,000,000

                          THE WASHINGTON WATER POWER COMPANY

                             MEDIUM-TERM NOTES, SERIES C
                                   ---------------
                   DUE FROM 9 MONTHS TO 40 YEARS FROM DATE OF ISSUE
                                   ---------------

               The Washington Water Power Company, a Washington corporation (the "Company"), may offer from time to time up to $250,000,000 aggregate principal amount of its Medium-Term Notes, Series C (the "Notes"), on terms determined at the time of sale. Each Note will mature on a date from 9 months to 40 years from the issue date as selected by the purchaser and agreed to by the Company and set forth in the applicable Pricing Supplement. The authorized denominations of the Notes will be $1,000 and any larger amount that is an integral multiple of $1,000.
               The interest rate on each Note will be either a fixed rate established by the Company at the date of issue of such Note (a "Fixed Rate Note") or a floating rate as set forth therein (a "Floating Rate Note") and will be specified in the applicable pricing supplement to this Prospectus Supplement (the "Pricing Supplement"). Any such floating interest rate may be determined by reference to the prices of certain securities or commodities. The Interest Payment Dates for each Fixed Rate Note will be April 1 and October 1 of each year. See "Description of the Notes."
               The interest rate or interest rate formula, original issue price, Stated Maturity, Interest Payment Dates, provisions for redemption of any Note at the option of the Company, provisions for the redemption or purchase by the Company of any Note at the option of the Holder and certain other terms with respect to each Note will be established at the time of issuance and set forth in the applicable Pricing Supplement. For further information relating to any Notes, including redemption provisions, if any, see "Description of the Notes" and the applicable Pricing Supplement.
               Each Note will be represented either by a Global Note registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary (a "Book-Entry Note"), or by a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Interests in Global Notes representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described under "Description of the Notes - Book-Entry Only Issuance - The Depository Trust Company." See "Description of the Notes."
                                   ---------------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
                    OR THE PROSPECTUS TO WHICH IT RELATES. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                                   ---------------

                            PRICE TO         AGENTS'        PROCEEDS TO
                            PUBLIC(1)     COMMISSIONS(2)  COMPANY(1)(2)(3)
                            ---------     --------------  ----------------
     Per Note  . . . . .     100.000%      .125%-.875%    99.125%-99.875%
     Total . . . . . . .   $250,000,000      $312,500-   $247,812,500-
                                            $2,187,500      $249,687,500
     ------------
        (1) Unless otherwise specified in the applicable Pricing Supplement, the Notes will be sold at 100% of their principal amount. If the Company issues any Note at a discount from or at a premium over its principal amount, the Price to Public of any such Note will be set forth in the applicable Pricing Supplement.
        (2) Unless otherwise specified in the applicable Pricing Supplement, the commission payable to an Agent for each Note sold through such Agent will range from .125% to .875% of the Price to Public of such Note. The Company may also sell Notes to an Agent, as principal, at negotiated discounts, for resale to investors and other purchasers.
        (3) Before deducting expenses payable by the Company estimated at $520,000.
                                   ---------------
             Offers to purchase the Notes are being solicited from time to time by Morgan Stanley & Co. Incorporated, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc (each individually, an "Agent" and, collectively, the "Agents"), on behalf of the Company. The Agents have agreed to use reasonable efforts to solicit purchases of the Notes. The Company may also sell Notes to an Agent acting as principal for its own account. In addition, the Company has reserved the right to sell, solicit and accept offers to purchase Notes on its own behalf. The Company or the particular Agent may reject any order in whole or in part. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See "Supplemental Plan of Distribution."
                                   ---------------
        MORGAN STANLEY DEAN WITTER
                                 MERRILL LYNCH & CO.
                                                     SALOMON SMITH BARNEY

        APRIL 24, 1998

             NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOM-PANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

             CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

                                  -----------------




                                  TABLE OF CONTENTS
                                PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                          ----
        Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .  S-3
        Description of the Notes  . . . . . . . . . . . . . . . . . . . .  S-3
        Certain United States Tax Considerations  . . . . . . . . . . . . S-16
        Supplemental Plan of Distribution . . . . . . . . . . . . . . . . S-21
        Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . S-22

                                      PROSPECTUS
        Available Information . . . . . . . . . . . . . . . . . . . . . . .  2
        Incorporation of Certain Documents by Reference . . . . . . . . . .  2
        The Washington Water Power Company  . . . . . . . . . . . . . . . .  3
        Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . .  3
        Description of the Debt Securities  . . . . . . . . . . . . . . . .  4
        Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . 13
        Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
        Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

                                   USE OF PROCEEDS

             The Company intends to use the net proceeds from the issuance and sale of the Notes for any or all of the following purposes: (a) to fund a portion of the Company's construction, facility improvement and maintenance programs (estimated to require $127 million over the period 1998-2000), (b) to retire one or more outstanding series of its preferred stock, bonds or long-term notes (estimated to require $122.5 million over such period), (c) to reduce or eliminate outstanding short-term debt issued for any of these purposes ($80 million at March 31,1998), (d) to reimburse the Company's treasury for funds previously expended for any of these purposes and (e) for other general corporate purposes. The Pricing Supplement relating to each Note will indicate the expected use of the proceeds of such Note.


                               DESCRIPTION OF THE NOTES

             The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of the Debt Securities set forth under "Description of the Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. Certain capitalized terms used herein are defined under "Description of the Debt Securities" in the accompanying Prospectus. The particular terms and conditions of the Notes sold pursuant to any Pricing Supplement to this Prospectus Supplement will be described therein. The terms and conditions set forth in this "Description of Notes" will apply to each Note unless otherwise specified in the applicable Pricing Supplement and in such Note.

        GENERAL

             The Notes will be issued as a series of debt securities under the Indenture. The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture will not be limited.

             The Notes will be issued in fully registered form only, without coupons. Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth herein under "-- Book-Entry Only Issuance - The Depository Trust Company" or in any Pricing Supplement relating to specific Notes, the Notes will not be issuable as Certificated Notes. The authorized denominations of the Notes will be $1,000 and any larger amount that is an integral multiple of $1,000.

             Each Note will mature on a Business Day (as defined below) from nine months to forty years from its date of issue, as selected by the purchaser and agreed to by the Company. Each Note may also be subject to redemption at the option of the Company or to redemption or purchase by the Company at the option of the Holder prior to its Stated Maturity (as defined below). Each Floating Rate Note will mature on an Interest Payment Date (as defined below) for such Note.

             The Pricing Supplement relating to each Note will describe the following terms: (a) the date or dates on which the principal of such
        Note is payable or the method of determination thereof and the right, if any, to extend such date or dates; (b) whether such Note is a Fixed Rate Note or a Floating Rate Note; (c) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest; (d) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Index Maturity, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate on such Note; (e) the date or dates from which such interest will accrue on such Note, the Interest Payment Dates on which such interest shall be payable, the right, if any, of the Company to defer or extend an Interest Payment Date, and the Regular Record Date for any interest payable on any Interest Payment Date and the person or persons to whom interest on such Notes shall be payable on any Interest Payment Date, if other than the person in whose name such Note is registered at the close of business on the Regular Record Date for such interest; (f) the place or places where, subject to the terms of the Indenture as described in the accompanying Prospectus under "Description of the Debt Securities -- Payment and

        Paying Agents," the principal of and premium, if any, and interest, if any, on such Note will be payable and where, subject to the terms of the Indenture as described in the accompanying Prospectus under "Description of the Debt Securities -- Registration and Transfer," such Note may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of such Note and the Indenture may be served; the Security Registrar and Paying Agents for such Note; and, if such is the case, that the principal of such Note shall be payable without presentation or surrender thereof; (g) any period or periods within, or date or dates on, which, the price or prices at which and the terms and conditions upon which such Note may be redeemed, in whole or in part, at the option of the Company; (h) the obligation or obligations, if any, of the Company to redeem or purchase such Note or any portion thereof pursuant to any sinking fund or other mandatory redemption provisions or at the option of the holder thereof, and the period or periods within, or date or dates on which, the price or prices at which, and the terms and conditions upon which such Note shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the holder; (i) the denominations in which such Note shall be issuable if other than denominations of $1,000 and any larger amount that is an integral multiple of $1,000; and (j) any other terms of such Note.

             "Business Day" with respect to any Note means any day, other than Saturday or Sunday, which is (a) not a day on which banking institutions or trust companies in The City of New York, New York or other city in which is located any office or agency maintained for the payment of principal of or premium, if any, or interest on such Note, are authorized or required by law, regulation or executive order to remain closed and (b) if such Note is a LIBOR Note (as defined below), a London Banking Day. "London Banking Day" with respect to any Note means any day on which dealings in deposits in U.S. dollars are transacted in the London Interbank market.

        PAYMENT OF PRINCIPAL AND INTEREST

             The interest payable on the Notes on any Interest Payment Date (other than interest payable at Maturity) will be paid to the Holders in whose names the Notes are registered as of the Regular Record Date next preceding such Interest Payment Date, such payment to be made by check mailed to the addresses appearing in the Note register. Notwithstanding the foregoing, (a) if the Original Interest Accrual Date of a Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest so payable for the period from and including the Original Interest Accrual Date to but excluding such Interest Payment Date will be paid on the next succeeding Interest Payment Date to the Holder of such Note on the related Regular Record Date; (b) interest payable at Maturity will be paid to the Person to whom principal is paid; (c) defaulted interest will be payable as described under "Description of the Debt Securities
        - Payment and Paying Agents" in the accompanying Prospectus; (d) if such Holder is a securities depositary, such payment may be made by such other means in lieu of check, as shall be agreed upon by the Company, the Trustee and such Holder; and (e) upon the written request of a Holder of not less than $10 million in aggregate principal amount of Notes of the same tranche delivered to the Company and the Paying Agent at least 10 days prior to any Interest Payment Date, payment of interest on such Notes to such Holder on such Interest Payment Date will be made by wire transfer of immediately available funds to an account maintained within the continental United States specified by such Holder or, if such Holder maintains an account with the entity acting as Paying Agent, by deposit into such account.

             The principal of and premium, if any, and interest on the Notes at Maturity will be made upon presentation at the corporate trust office of the Paying Agent.

             The "Regular Record Date" with respect to any Interest Payment Date for a Fixed Rate Note will be the March 15 or September 15 (whether or not a Business Day) next preceding such Interest Payment Date; and the "Record Date" with respect to any Interest Payment Date for a Floating Rate Note will be the date (whether or not a Business
        Day) fifteen calendar days next preceding such Interest Payment Date.

             Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any transaction. Notes with similar variable terms but different interest rates may be offered concurrently at any time. The Company may also concurrently offer Notes having different variable terms (as are described herein or in any applicable Pricing Supplement and Note).

        FIXED RATE NOTES

             Each Fixed Rate Note will bear interest from its Original Interest Accrual Date at the rate per annum stated on the face thereof until the principal amount thereof is paid or duly provided for. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semi-annually in arrears on each Interest Payment Date and at Maturity. Each payment of interest in respect of an Interest Payment Date will include interest accrued through the day before such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

             If, with respect to any Fixed Rate Note, any Interest Payment Date, any redemption date or the Stated Maturity is not a Business Day, payment of the amounts due on such Note on such date may be made on the next succeeding Business Day; and, if such payment is made or duly provided for on such Business Day, no interest shall accrue on such amounts for the period from and after such Interest Payment Date, redemption date or Stated Maturity, as the case may be, to such Business Day.

        FLOATING RATE NOTES

             General

             Each Floating Rate Note will bear interest from its Original Interest Accrual Date to the first Interest Reset Date for such Note at the Initial Interest Rate set forth on the face thereof and in the
        applicable Pricing Supplement.   Thereafter, the interest rate on such
        Note for each Interest Reset Period will be determined by reference to an interest rate basis (the "Base Rate"), plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one basis point being equal to one one-hundredth of a percentage point) that may be specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage that may be specified in the applicable Pricing Supplement as being applicable to such Note. The applicable Pricing Supplement will designate one of the following Base Rates as applicable to a Floating Rate Note: (i) the CD Rate (a "CD Rate Note"), (ii) the Constant-Maturity Treasury Rate (a "CMT Rate Note"), (iii) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (iv) the Federal Funds Rate (a "Federal Funds Rate Note"), (v) LIBOR (a "LIBOR Note"), (vi) the Prime Rate (a "Prime Rate Note"),
        (vii) the Treasury Rate (a "Treasury Rate Note"), or (viii) such other Base Rate as is set forth in such Pricing Supplement and in such Note. As used herein, "H.15(519)" means the publication entitled "Statistical Release H.15(519)," Selected Interest Rates, or any successor publication, published by the Board of Governors of the Federal Reserve System; "Calculation Date," with respect to an interest determination date, means the earlier of (a) the tenth calendar day after such interest determination date, or, if such day is not a Business Day, the next succeeding Business Day, and (b) the Business Day next preceding the related Interest Payment Date or the Maturity Date, as the case may be; and "Composite Quotations" means the daily statistical release entitled "Composite 3:30 p.m. Quotations for U.S. Government Securities," or any successor release, published by the Federal Reserve Bank of New York.

             As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest Rate") and (ii) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by U.S. law of general application. Under New York law currently in effect, a business corporation may not use usury or the taking of more than the lawful interest rate as a defense to any proceeding to recover damages on, or enforce payment of, any obligation executed or effected by such corporation.

             The Company will appoint, and enter into an agreement with, an agent (the "Calculation Agent") to calculate interest rates on Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, The Chase Manhattan Bank will be the Calculation Agent. All determinations of interest rates by the Calculation Agent will, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Floating Rate Notes.

             The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement; and such interest rate, as so reset, will be effective as of and for the related Interest Reset Date and for the balance of the Interest Reset Period to, but excluding, the next succeeding Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below under "Treasury Rate Notes"); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect for the ten days immediately prior to Maturity will be that in effect on the tenth day preceding Maturity. If an Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

             Unless otherwise specified in the applicable Pricing Supplement, interest payments on Floating Rate Notes will be the amount of interest accrued from and including the last date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Original Interest Accrual Date, to but excluding the next succeeding Interest Payment Date; provided, however, that in the case of a Floating Rate Note that resets daily or weekly, interest payments will be the amount of interest accrued from and including the most recent date to which interest has been paid or duly provided for, or if no interest has been paid, from the Original Interest Accrual Date, to, but excluding, the Regular Record Date next preceding such Interest Payment Date, except that, at Maturity, interest payable will include interest accrued to but excluding the date of Maturity.

             Accrued interest for each Floating Rate Note will be calculated by multiplying the principal amount of such Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Payment Period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Fund Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of CMT Rate Notes and Treasury Rate Notes. For purposes of making the foregoing calculation, the interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation will be rounded to the nearest one-hundredth of a cent (with .005 of a cent being rounded upward).

             Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semi-annually, on the third Wednesday of the two months of each year specified in the Pricing Supplement; and in the case of Floating Rate

        Notes that reset annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each such day being an "Interest Payment Date").

             If, with respect to any Floating Rate Note, any Interest Payment Date other than a redemption date or the Stated Maturity is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that, if such Note is a LIBOR Note and such next succeeding Business Day is in the next succeeding calendar month, such Interest Payment Date will be the next preceding Business Day. If a redemption date or the Stated Maturity is not a Business Day, payment of the amounts due on such Note on such date in respect of principal, premium, if any, and/or interest may be made on the next succeeding Business Day; and if payment is made or duly provided for on such Business Day, no interest shall accrue on such amounts for the period from and after such redemption date or Stated Maturity, as the case may be, to such Business Day.

             CD Rate Notes

             Each CD Rate Note will bear interest for each Interest Reset Period at an interest rate calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in such CD Rate Note and the applicable Pricing Supplement.

             Unless otherwise specified in the applicable Pricing Supplement, the "CD Rate" for each Interest Reset Period in respect of each CD Rate Note will be determined by the Calculation Agent on the Calculation Date and will be (a) the rate (expressed as a percentage per annum) as of the second Business Day prior to the related Interest Reset Date (a "CD Rate Determination Date") for negotiable certificates of deposit having the Index Maturity specified in such CD Rate Note and the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)", or (b) if such rate is not so published by 9:00 A.M., New York City time, on the Calculation Date, the rate as of such CD Rate Determination Date for negotiable certificates of deposit of such Index Maturity as published in Composite Quotations, or (c) if neither of such rates is published by 3:00 P.M., New York City time, on the Calculation Date, the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Determination Date for certificates of deposit in an amount that is representative of a single transaction at that time with a remaining maturity closest to such Index Maturity of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent, in its discretion (after consultation with the Company); provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as described in clause (c) above, the CD Rate for such Interest Reset Period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such CD Rate Note, the rate of interest on such Note for such Interest Reset Period shall be the Initial Interest Rate).

             CMT Rate Notes

             Each CMT Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in such CMT Rate Note and the applicable Pricing Supplement.

             Unless otherwise specified in the applicable Pricing Supplement, the "CMT Rate" for each Interest Reset Period in respect of each CMT Rate Note will be determined by the Calculation Agent on the Calculation Date and will be the rate (expressed as a percentage per annum) displayed on the Designated CMT Telerate Page (as defined below) under the caption "...Treasury Constant Maturities... Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m." under the column for the Designated CMT Maturity Index (as defined below) for (a)(i) if the Designated CMT Telerate Page is 7055, the second Business Day prior to the related Interest Reset Date (a "CMT Rate Determination Date") or (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which such CMT Rate Determination Date occurs, or (b) if such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time on the Calculation Date, the Treasury Constant Maturity rate for the Designated CMT

        Maturity Index as published in H.15(519), or (c) if such rate is no longer published or, if not published by 3:00 p.m., New York City time, on the Calculation Date, the Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for such CMT Rate Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519), or (d) if such information is not provided by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate for the CMT Rate Determination Date shall be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Rate Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, in its discretion (after consultation with the Company), and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year, or (e) if the Calculation Agent cannot obtain three such Treasury notes quotations, a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Rate Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent, in its discretion (after consultation with the Company), and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million, or (f) if three or four (and not five) of such Reference dealers are quoting as described above, the arithmetic mean of the offer prices obtained without the elimination of either the highest or the lowest of such quotes; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described above, the CMT Rate for such Interest Reset Period will be the same as the CMT Rate for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such CMT Rate Note, the rate of interest on such Note for such Interest Reset Period shall be the Initial Interest Rate). For purposes of clause (e) in the first sentence of this paragraph, if two Treasury notes have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity shall be used.

             "Designated CMT Maturity Index", with respect to any CMT Rate Note, will be the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in such CMT Rate Note and the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is so specified, the Designated CMT Maturity Index will be 2 years.

             "Designated CMT Telerate Page", with respect to any CMT Rate Note, means the display on the Dow Jones Market service (formerly known as the Dow Jones Telerate Service) on the page specified in such CMT Rate Note and the applicable Pricing Supplement (or any other page that may replace such page on that service, or any successor service, for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is so specified, the page shall be 7052, for the most recent week.

             Commercial Paper Rate Notes

             Each Commercial Paper Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in such Commercial Paper Rate Note and the applicable Pricing Supplement.

             Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" for each Interest Reset Period in respect of each Commercial Paper Rate Note will be determined by the Calculation Agent on the Calculation Date and will be (a) the Money Market Yield (as hereinafter defined) as of the second Business Day prior to the related Interest Reset Date (a "Commercial Paper Rate Determination Date") of the rate (expressed as a percentage per annum) for commercial paper having the Index Maturity specified in such Commercial Paper Rate Note and the applicable Pricing Supplement, as such rate shall be published in H.15(519) (as hereinafter defined) under the heading "Commercial Paper - Nonfinancial", or (b) if such rate is not so published prior to 9:00 a.m., New York City time, on the Calculation Date, the Money Market Yield as of such Commercial Paper Rate Determination Date of the rate for commercial paper of the Index Maturity as published in Composite Quotations under the heading "Commercial Paper", or (c) if none of such rates is published by 3:00 p.m., New York City time, on the Calculation Date, the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Commercial Paper Rate Determination Date, of three leading dealers in commercial paper in The City of New York selected by the Calculation Agent, in its discretion (after consultation with the Company), for commercial paper of the Index Maturity placed for a nonfinancial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers selected as aforesaid are not quoting offered rates as described in clause (c) above, the Commercial Paper Rate for such Interest Reset Period will be deemed to be the same as the Commercial Paper Rate for the preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such Commercial Paper Rate Note, the rate of interest on such Note for such Interest Reset Period shall be the Initial Interest Rate).

             "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                  Money Market Yield =     D x 360     x 100
                                       ---------------
                                        360 - (D x M)

        where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Index Maturity specified in such Commercial Paper Rate Note and the applicable Pricing Supplement.

             Federal Funds Rate Notes

             Each Federal Funds Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in such Federal Funds Rate Note and the applicable Pricing Supplement.

             Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" for each Interest Reset Period in respect of each Federal Funds Rate Note will be determined by the Calculation Agent on the Calculation Date and will be (a) the rate (expressed as a percentage per annum) as of the second Business Day prior to the related Interest Reset Date (a "Federal Funds Rate Determination Date") for Federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", or (b) if such rate is not so published by 9:00 A.M., New York City time, on the Calculation Date, the rate on such Federal Funds Rate Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate", or (c) if neither of such rates is published by 3:00 P.M., New York City time, on the Calculation Date, the arithmetic mean of the rates for the last transaction in overnight Federal funds as of 11:00 A.M., New York City time, on such Federal Funds Rate Determination Date arranged by three leading brokers in Federal Funds transactions in The City of New York selected by the Calculation Agent, in its discretion (after consultation with the Company); provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as described in clause (c) above, the Federal Funds Rate for such Interest Reset Period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such Federal Funds Rate Note, the rate of interest on such Note for such Interest Reset Period will be the Initial Interest Rate).

             LIBOR Notes

             Each LIBOR Note will bear interest for each Interest Reset Period at a rate calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in such LIBOR Note and the applicable Pricing Supplement.

             Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Reset Period will be determined by the Calculation Agent and will be:

                  (a)(i) if "LIBOR Reuters" is specified in such Note and the applicable Pricing Supplement as the Reporting Service, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as hereinafter defined) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency specified in such LIBOR Note and the applicable Pricing Supplement in the London interbank market, for the period of the Index Maturity so specified commencing on the related Interest Reset Date for such Interest Reset Period, which appear or appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on the second London Banking Day (as defined above) prior to such Interest Reset Date (a "LIBOR Determination Date"), or (ii) if "LIBOR Telerate" is specified in such Note and the applicable Pricing Supplement as the Reporting Service, the rate for deposits in the Index Currency, for the period of such Index Maturity commencing on such Interest Reset Date (or, if the pound sterling is the Index Currency, commencing on the LIBOR Determination Date), that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on such LIBOR Determination Date;

                  (b) with respect to a LIBOR Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in such Note as the Reporting Service and calculation of LIBOR is based on the arithmetic mean of the offered rates) or on which no rate appears (if the Reporting Service specified in such Note and the applicable Pricing Supplement is either (x) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate or (y) "LIBOR Telerate"), the Calculation Agent shall request the principal London office of each of four major reference banks in the London interbank market selected by the Calculation Agent, in its discretion (after consultation with the Company), to provide the Calculation Agent with its offered quotations for deposits in the Index Currency, for the period of the Index Maturity commencing on the Interest Reset Date (or, if the pound sterling is the Index Currency, commencing on the LIBOR Determination Date) for such Interest Reset Period and in a principal amount equal to an amount of not less than U.S.$1 million (or the equivalent amount in the Index Currency) that is representative of a single transaction in the Index Currency in such market at such time, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Determination Date; if at least two such quotations are provided, LIBOR, in respect of such LIBOR Determination Date, shall be the arithmetic mean of such quotations;

                  (c) if fewer than two such quotations are so provided, LIBOR in respect of such LIBOR Determination Date shall be the arithmetic mean of the rates quoted by three major banks in the applicable Principal Financial Center for the country of the Index Currency on such LIBOR Determination Date selected by the Calculation Agent, in its discretion (after consultation with the Company), at approximately 11:00 a.m. on such LIBOR Determination Date, for loans in the Index Currency to leading European banks, for the period of the Index Maturity commencing on the Interest Reset Date (or, if the pound sterling is the Index Currency, commencing on the LIBOR Determination Date) for such Interest Reset Period and in a principal amount of not less than U.S.$1 million (or the equivalent amount in the Index Currency) that is representative of a single transaction in the Index Currency in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting rates described in this clause (c), LIBOR for such Interest Reset Period shall be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period, the rate of interest on such Note for such Interest Reset Period shall be the Initial Interest
             Rate).

             "Designated LIBOR Page" means (x) if "LIBOR Reuters" is specified in a LIBOR Note and the applicable Pricing Supplement as the Reporting Service, the display on the Reuters monitor money rates service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or
        (y) if "LIBOR Telerate" is so specified as the Reporting Service, the display on the Dow Jones Market service (formerly known as the Dow Jones Telerate Service), or any successor service, for the purpose of displaying the London interbank rates of major banks for the Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is so specified as the Reporting Service, LIBOR shall be determined as if LIBOR Telerate Page 3750 had been specified.

             "Index Currency", with respect to any LIBOR Note, means the currency (including any composite currency) so specified in such LIBOR Note and the applicable Pricing Supplement. If no such currency is so specified, "Index Currency" means U.S. dollars.

             "LIBOR Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Market service (formerly known as the Dow Jones Telerate Service), or such other page as may replace Page 3750 on such service or such other successor service or services as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

             "Principal Financial Center" will be, for purposes of clause (c) above, the principal financial center of the country of the specified Index Currency, which generally will be the capital city of such country, except that with respect to U.S. Dollars, Deutsche Marks and Euros, the Principal Financial Center shall be the City of New York, Frankfurt or Brussels, as the case may be.

             Prime Rate Notes

             Each Prime Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in such Prime Rate Note and the applicable Pricing Supplement.

             Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" for each Interest Reset Period in respect of each Prime Rate Note will be determined by the Calculation Agent on the Calculation Date and will be (a) the rate (expressed as a percentage per annum) as of the second Business Day prior to the related Interest Reset Date (a "Prime Rate Determination Date") set forth in H.15(519) opposite the caption "Bank Prime Loan", or (b) if such rate is not so published prior to 3:00 p.m., New York City time, on the Calculation Date, the arithmetic mean of the rates publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect on such Prime Rate Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Rate Determination Date or (c) if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Determination Date, the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Rate Determination Date by at least two of three major money center banks in The City of New York selected by the Calculation Agent, in its discretion (after consultation with the Company), from which quotations are requested; provided, however, that if fewer than two such prime rates are so quoted by major money center banks as aforesaid, there shall be included in the group of rates whose arithmetic mean is to be so determined the prime rates or base lending rates, as of such Prime Rate Determination Date, of that number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent, in its discretion (after consultation with the Company), which, when added to the number of rates provided by major money center banks as aforesaid, shall equal two.

             If in any calendar month the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as described in the preceding paragraph, the "Prime Rate" for the applicable Interest Reset Period will be Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such Prime Rate Note, the rate of interest on such Prime Rate Note for such Interest Reset Period shall be the Initial Interest Rate).

             "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters monitor money rates service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

             Treasury Rate Notes

             Each Treasury Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any,and subject to the maximum Interest Rate, if any, and the minimum Interest Rate, if any, specified in such Treasury Rate Note and the applicable Pricing Supplement.

             Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" for each Interest Reset Period in respect of each Treasury Rate Note will be determined by the Calculation Agent on the Calculation Date and will be (a) the rate (expressed as a percentage per annum) for the auction held on the Treasury Rate Determination Date (as hereinafter defined) for such Interest Reset Period of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in such Treasury Rate Note and the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "U.S. Government Securities - Treasury bills - auction average (investment)", or (b) if such rate is not published prior to 9:00 a.m., New York City time, on the Calculation Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Determination Date as otherwise announced by the United States Department of Treasury, or (c) if the results of the auction of Treasury bills having such Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on the Calculation Date, or if no such auction is held on such Treasury Rate Determination Date, a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, in its discretion (after consultations with the Company), for the issue of Treasury bills with a remaining maturity closest to such Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as described in clause (c) above, then the "Treasury Rate" for such Interest Reset Period will be deemed to be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such Treasury Rate Note, the rate of interest on such Note for such Interest Reset Period shall be the Initial Interest Rate).

             The "Treasury Rate Determination Date" for each Interest Reset Period shall be the day of the week in which the Interest Reset Date for such Interest Reset Period falls on which Treasury bills would normally be auctioned. (As of the date of this Prospectus Supplement, Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday.) If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday shall be the Treasury Rate Determination Date pertaining to the Interest Reset Period commencing in the next succeeding week. If an auction date shall fall on any day that would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the Business Day immediately following such auction date.

        REDEMPTION

             The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed at the election of the Company prior to Stated Maturity or that such Note will be redeemable, at the election of the Company, in whole or in part, on any date on or after the date designated as the "Initial Redemption Date" in such Pricing Supplement, at the applicable redemption price plus accrued interest to the date fixed for redemption. If such Note is so redeemable, the redemption price will initially be a percentage of the principal amount of such Note to be redeemed equal to the "Initial Redemption Price" specified in such Pricing Supplement for the twelve-month period commencing on the Initial Redemption Date and shall decline for the twelve-month period commencing on each anniversary of the Initial Redemption Date by a percentage of principal amount equal to the "Redemption Percentage" specified in such Pricing Supplement until such redemption price is 100% of the principal amount of such Note. Such Pricing Supplement may specify a "Redemption Limitation Date" prior to which the Company may not redeem a Note as contemplated above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to the Company (calculated in accordance with generally accepted financial practice) less than the effective interest cost to the Company (similarly calculated) of such Note.

             The Pricing Supplement relating to each Note will also specify any sinking fund or other mandatory redemption provisions applicable to such Note, and any provisions for the redemption or purchase by the Company of such Note at the option of the Holder.

             Reference is made to the information contained under "Description of the Debt Securities -- Redemption" in the accompanying Prospectus.

        LIMITATION ON SECURED DEBT

             The Indenture will provide that, so long as any of the Notes remain Outstanding, the Company will not create, issue, incur or assume any Secured Debt (as hereinafter defined) other than Permitted Secured Debt (as hereinafter defined) without the consent of the Holders of a majority in principal amount of the Outstanding Indenture Securities of all series (including the Notes) and tranches with respect to which this covenant is made (all such Indenture Securities being hereinafter called "Benefitted Securities"), considered as one class; provided, however, that the foregoing covenant will not prohibit the creation, issuance, incurrence or assumption of any Secured Debt if either (a) the Company shall make effective provision whereby all Benefitted Securities then Outstanding will be secured equally and ratably with such Secured Debt; or (b) the Company delivers to the Trustee bonds, notes or other evidences of indebtedness secured by the Lien (as hereinafter defined) which secures such Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the Benefitted Securities then Outstanding and meeting certain other requirements set forth in the Indenture.

             "Debt", with respect to any Person, means (a) indebtedness of such Person for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which such Person is obligated to repay such borrowed money and (b) any guaranty by such Person of any such indebtedness of another Person. "Debt" does not include, among other things, (x) indebtedness of such Person under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services, (y) obligations of such Person under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized on the balance sheet of such Person under generally accepted accounting principles, or (z) liabilities secured by any Lien on any property owned by such Person if and to the extent that such Person has not assumed or otherwise become liable for the payment thereof.

             "Excepted Property" includes, among other things, cash, deposit accounts, securities; contracts, leases and other agreements of all kinds; contract rights, bills, notes and other instruments; revenues, accounts and accounts receivable and unbilled revenues, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances (except to the extent that any of the same constitute rights or interests relating to the occupancy or use of real property); certain intellectual property rights and other general intangibles; vehicles, movable equipment and aircraft; all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of any property of the Company; fuel; portable tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electric, gas or water utility facilities; coal, ore, gas, oil and other minerals and timber; electric energy, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by the Company; real property, gas wells, pipe lines, and other facilities used primarily for the production or gathering of natural gas; all property which is the subject of a lease agreement designating the Company as lessee and the Company's interest in such property and such lease agreement, whether or not such lease agreement is intended as security.

             "Lien" means any mortgage, deed of trust, pledge, security interest, conditional sale or other title retention agreement or any lease in the nature thereof.

             "Permitted Secured Debt" means, as of any particular time, (a) Secured Debt which matures less than one year from the date of the issuance or incurrence thereof and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt; (b) Secured Debt secured by Purchase Money Liens or any other Liens existing or placed upon property at the time of, or within one hundred eighty
        (180) days after, the acquisition thereof by the Company, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other Lien shall extend to or cover any property of the Company other than (i) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for such property or any part or parts thereof and (ii) with respect to Purchase Money Liens, other property subsequently acquired by the Company; (c) Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any successor provision of law), for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by the Company, to the extent that the Lien which secures such Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain such exclusion from gross income; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt; (d) Secured Debt (i) which is related to the construction or acquisition of property not previously owned by the Company or (ii) which is related to the financing of a project involving the development or expansion of property of the Company and
        (iii) in either case, the obligee in respect of which has no recourse to the Company or any property of the Company other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in clause (iii) above; (e) Secured Debt permitted as described in the first paragraph under this heading; and
        (f) in addition to the Permitted Secured Debt described in clauses (a) through (e) above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding 10% of the total assets of the Company and its consolidated subsidiaries, as shown on the latest balance sheet of the Company and its consolidated subsidiaries, audited by independent certified public accountants, dated prior to the date of the creation, issuance, incurrence or assumption of such Secured Debt.

             "Purchase Money Lien" means, with respect to any property being acquired by the Company, a Lien on such property which (a) is taken or retained by the transferor of such property to secure all or part of the purchase price thereof; (b) is granted to one or more Persons other than the transferor which, by making advances or incurring an obligation, give value to enable the grantor of such Lien to acquire rights in or the use of such property; (c) is held by a trustee or agent for the benefit of one or more Persons described in clause (a) or (b) above, provided that such Lien may be held, in addition, for the benefit of one or more other Persons which shall have theretofore given, or may thereafter give, value to or for the benefit or account of the grantor of such Lien for one or more other purposes; or (d) otherwise constitutes a purchase money mortgage or a purchase money security interest under applicable law; and, without limiting the generality of the foregoing, for purposes of the Indenture, the term Purchase Money Lien will be deemed to include any Lien described above whether or not such Lien (x) shall permit the issuance or other incurrence of additional indebtedness secured by such Lien on such property, (y) shall permit the subjection to such Lien of additional property and the issuance or other incurrence of additional indebtedness on the basis thereof and/or (z) shall have been granted prior to the acquisition of such property, shall attach to or otherwise cover property other than the property being acquired and/or shall secure obligations issued prior and/or subsequent to the issuance of the obligations delivered in connection with such acquisition.

             "Secured Debt", with respect to any Person, means Debt created, issued, incurred or assumed by such Person which is secured by a Lien upon any property (other than Excepted Property) of the Company, real, personal or mixed, of whatever kind or nature and wherever located, whether owned at the date of the initial authentication and delivery of the Notes or thereafter acquired.

        BOOK-ENTRY ONLY ISSUANCE - THE DEPOSITORY TRUST COMPANY

             DTC will act as securities depositary for the Notes. The Notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates for the Notes, representing the aggregate principal amount of Notes, will be issued and will be deposited with DTC.

             The following is based upon information furnished by DTC:

                       DTC is a limited-purpose trust company organized under
                  the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
                  Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

                       Purchases of Notes within the DTC system must be made
                  by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued, as discussed below.

                       To facilitate subsequent transfers, all Notes deposited
                  by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

                       The delivery of notices and other communications by DTC
                  to Direct Participants, by Direct Participants to Indirect

                  Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                       Redemption notices will be sent to Cede & Co., as
                  registered Holder of the Notes. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

                       Neither DTC nor Cede & Co. will itself consent or vote
                  with respect to Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

                       Payments on the Notes will be made to DTC. DTC's
                  practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC will be the responsibility of the Company, disbursement of payments to Direct Participants will be the responsibility of DTC, and further disbursement of payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

             DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Note certificates will be delivered to the Beneficial Owners. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the Notes will be delivered.

             The information in this section concerning DTC and DTC's book-entry system and procedures has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. Neither the Company, the Trustee or the Agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating thereto.

             Except as provided herein, a Beneficial Owner of an interest in a global Note certificate will not be entitled to receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes.


                       CERTAIN UNITED STATES TAX CONSIDERATIONS

             The following is a discussion of certain U.S. income tax considerations based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations (the "Regulations"), published rulings, and judicial decisions, all as currently in effect. This discussion deals only with Notes held as capital assets by U.S. Holders (as defined below) that are initial purchasers, and not with special classes of holders such as banks, insurance companies, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt organizations, persons holding Notes as part of a straddle, hedging or conversion transaction, persons who are not U.S. Holders (as defined below), or persons whose functional currency is not the U.S. dollar. Moreover, the summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The U.S. federal income tax consequences of ownership of Notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable Pricing Supplement. All persons considering the purchase of Notes are advised to consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership of the Notes.

             As used herein, the term "U.S. Holder" means a beneficial owner that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a domestic corporation, (c) an estate the income of which is subject to United States federal income tax without regard to its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

        PAYMENTS OF INTEREST

             Interest on a Note, other than Original Issue Discount, generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder's regular method of accounting for tax purposes.

        ORIGINAL ISSUE DISCOUNT

             General

             Original Issue Discount ("OID") is the excess of the "stated redemption price at maturity" of a Note over its issue price if such excess equals or exceeds a "de minimis amount" (as defined below).
        The issue price of a Note generally will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold to other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity is the sum of all payments provided for under the terms of the Note other than "qualified stated interest". A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Notes issued with OID are hereinafter called "OID Notes". Special rules for "Floating Rate Notes" are described below under "Notes Issued with Floating Interest Rates."

             U.S. Holders of OID Notes that mature more than one year from the date of issuance generally must include OID in income as ordinary interest income in advance of actual receipt of some or all of the corresponding interest payments from the Company. U.S. Holders of OID Notes generally must include in income the daily portion of OID as it accrues during each accrual period over the life of a Note under a formula based upon the compounding of interest at a rate that provides for a constant yield to maturity (the "Constant Yield Method").

             The Constant Yield Method

             Under the Constant Yield Method, the amount of OID includible in income by a U.S. Holder of an OID Note is the sum of the daily portions of OID with respect to the OID Note for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds such OID Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the U.S. Holder and may vary in length over the term of the Note as long as (a) no accrual period is longer than one year and (b) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (x) the product of the OID Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (y) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of an OID Note at the beginning of any accrual period is the issue price of the Note increased by (a) the amount of accrued OID for each prior accrual period and decreased by (b) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and (y) the Note's adjusted issue price as of the beginning of the final accrual period. Because OID is calculated based on the compounding of interest, U.S. Holders will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

             De Minimis OID

             In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Note is not an OID Note. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

             Short Term Notes

             In general, an individual or other cash basis U.S. Holder of a Note with a term of one year or less (a "short-term Note") is not required to accrue OID (as specially defined below for the purposes of this paragraph) for U.S. federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities, common trust funds, U.S. Holders who hold Notes as part of certain identified hedging transactions, certain pass-through entities and cash basis U.S. Holders who so elect, are required to accrue OID on short-term Notes on either a straight-line basis or under the Constant Yield Method (based on daily compounding), at the election of the U.S. Holder. In the case of a U.S. Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the Constant Yield Method) through the date of sale or retirement. U.S. Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

             For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

             Election to Treat All Interest as Original Issue Discount

             A U.S. Holder may elect to include in gross income all interest that accrues on a Note using the Constant Yield Method, with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by an amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

             In applying the Constant Yield Method to a Note with respect to which this election has been made, the issue price of the Note will equal its cost to the electing U.S. Holder, the issue date of the Note will be the date of its acquisition by the electing U.S. Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service. If this election is made with respect to a Note with amortizable bond premium, then the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Internal Revenue Service.

             Notes Issued with Floating Interest Rates

             Floating Rate Notes are subject to special rules. For these purposes, a Floating Rate Note will qualify as a "variable rate debt instrument" if it: (a) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (A) the total noncontingent principal payments, (B) the number of complete years to maturity from the issue date and (C) .015 and (2) 15 percent of the total noncontingent principal payments, and
        (b) does not provide for stated interest other than stated interest compounded or paid at lease annually at (1) one or more "qualified floating rates," (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

             A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

             A variable rate is a "qualified floating rate" if (a) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated or (b) it is equal to the product of such a rate and either (1) a fixed multiple that is greater than 0.65 but not more that 1.35, or (2) a fixed multiple greater than
        0.65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (x) are within 0.25 percentage points of each other on the issue date or
        (z) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

             An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (a) the rate is equal to a fixed rate minus a qualified floating rate, and (b) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

             If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (a) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percentage points or (b) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, CD Rate Notes, CMT Rate Notes, Commercial Paper Rate Notes,

        Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes and Treasury Rate Notes should generally be treated as "variable rate debt instruments."

             In general, if (a) a Floating Rate Note that provides for stated interest at a single qualified floating rate or objective rate throughout the term thereof qualifies as a "variable rate debt instrument," and (b) interest on such Note is unconditionally payable in cash or other property (other than debt instruments of the issuer), then all stated interest on the Note is qualified stated interest and will be taxed accordingly. The amount of OID for such Notes, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

             In general, any other Floating Rate Note that qualifies as a variable rate debt instrument will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Note. For this calculation, the amount of interest and OID accruals on the Note are generally determined by (a) determining a fixed rate substitute for each variable rate provided under the Floating Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note), (b) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (c) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (d) making the appropriate adjustments for actual variable rates during the applicable accrual period.

             If a Floating Rate Note does not qualify as a "variable rate debt instrument," then the Note would be treated as a contingent payment debt obligation.

        NOTES PURCHASED AT A PREMIUM

             A U.S. Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the U.S. Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the Internal Revenue Service. See also "Original issue Discount -- Election to Treat All Interest as Original issue Discount."

        BASIS AND SALES, EXCHANGES OR RETIREMENTS

             A U.S. Holder's tax basis in a Note will generally equal the cost of such Note to the U.S. Holder plus the total amount of OID or market discount included in such U.S. Holder's income plus the amount of income, if any, attributable to de minimis OID and de minimis market discount included in the U.S Holder's income with respect to the Note, less (a) any payments received by such U.S. Holder that are not qualified stated interest and (b) the amount of any amortizable bond premium applied to reduce interest on the Note.

             Upon the sale, exchange or payment of a Note having a maturity date more than one year from the date of issuance, the U.S. Holder of a Note will generally realize gain or loss equal to the difference between the amount realized and the U.S. Holder's tax basis in such Note. U.S. Holders of OID Notes that have a maturity date one year or less from the date of issuance, and who do not elect to accrue OID using the Constant Yield Method, will generally be required to treat gain realized on the sale, exchange or payment of such Note as interest income to the extent of OID accrual on a straight-line basis through the date of the such sale, exchange or payment. Capital gain of a non-corporate U.S. Holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months.

        BACKUP WITHHOLDING

             Certain backup withholding and information reporting requirements may apply to payments on a Note to registered U.S. Holders who are not otherwise exempt from such requirements pursuant to the Code. In general, information reporting requirements will apply to payments of principal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity, and to the accrual of OID on an OID Note with respect to non-corporate U.S. Holders, and backup withholding at a rate of 31% will apply to such payments and to payments of OID if the U.S. Holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns. Any amounts withheld from a payment to a U.S. Holder under backup withholding rules would be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax provided the required information is furnished to the Internal Revenue Service.


                          SUPPLEMENTAL PLAN OF DISTRIBUTION

             The Notes are being offered on a continuing basis by the Company through Morgan Stanley & Co. Incorporated, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc, the Agents, who have agreed to use reasonable efforts to solicit offers to purchase such Notes; provided that the Company has reserved its right to sell, solicit and accept offers to purchase Notes on its own behalf. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer in whole or in part. An Agent will have the right to reject any such offer in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. Unless otherwise specified in the applicable Pricing Supplement, the Company will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% to .875% of the initial offering price of the Notes to be sold, depending upon the maturity of the Notes.

             The Company may also sell Notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by the Agent and specified in the applicable Pricing Supplement. An Agent may offer the Notes it has purchased as principal to other dealers.
        An Agent may sell the Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. After the initial public offering of the Notes that are to be resold by the Agents to investors and other purchasers on a fixed public offering price basis, the public offering price, concession, and discount may be changed.

             In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes in the open market. Finally, any underwriting syndicate participating in a sale of Notes to one or more Agents acting as principal may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities, and may end any of these activities at any time.

             The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments made in respect of any such liabilities. The Company has also agreed to reimburse the Agents for certain expenses.

             The Company does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

             Concurrently with the offering of Notes through the Agent as described herein, the Company may issue other Debt Securities under the Indenture referred to herein. Any Debt Securities sold by the Company pursuant to the Prospectus will reduce the aggregate principal amount of Notes that may be offered by this Prospectus Supplement and the Prospectus.

             The Agents and/or certain of their affiliates may engage in transactions with and perform services for the Company and certain of its affiliates in the ordinary course of business.


                                    LEGAL MATTERS

             The validity of the Notes and certain other matters of New York law and matters of federal securities law will be passed upon for the Company by Reid & Priest LLP, New York, New York, counsel to the Company. The authorization of the Notes by the Company and certain other matters of Washington corporate law and the authorization of the Notes by public utility regulatory commissions under Washington, Idaho, Montana, Oregon and California law will be passed upon for the Company by Paine, Hamblen, Coffin, Brooke & Miller LLP, Spokane, Washington, general counsel for the Company. Certain U.S. federal income tax matters will be passed upon for the Company by Reid & Priest LLP. The validity of the Notes will be passed upon for the Agents by Sullivan & Cromwell, New York, New York. In giving their opinions Reid & Priest LLP and Sullivan & Cromwell may assume the conclusions of Washington, California, Idaho, Montana and Oregon law set forth in the opinion of Paine, Hamblen, Coffin, Brooke & Miller LLP. The opinions of Paine, Hamblen, Coffin, Brooke & Miller LLP, Reid & Priest LLP and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions.

          PROSPECTUS


                                     $250,000,000
                          THE WASHINGTON WATER POWER COMPANY
                                   DEBT SECURITIES


                                   ---------------

               The Washington Water Power Company (the "Company"), a Washington corporation, intends from time to time to issue up to $250,000,000 aggregate principal amount of its Debt Securities, in one or more series, on terms to be determined at the time or times of sale.

               The terms of the Debt Securities in respect of which this Prospectus is being delivered, including where applicable the series designation, the principal amount of the series, the maturity date or dates, the rate or rates and times of payment of interest, the initial public offering price, the provisions for redemption, if any, and other provisions, are set forth in one or more Prospectus Supplements (each a "Prospectus Supplement"), together with the terms of offering such Debt Securities. The Debt Securities may be sold by the Company through underwriters or dealers, directly or through agents for offering pursuant to the terms fixed at the time of sale. See "Plan of Distribution" herein.

               This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.


                                   ---------------


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                     ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.

                    The date of this Prospectus is April 22, 1998

                                AVAILABLE INFORMATION

               This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "SEC" or the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, although it does include a summary of the material terms of the Indenture (as defined herein). Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, 14th Floor, Chicago, Illinois 60601; and copies of such material can be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company, at http://www.sec.gov. The Company's Common Stock is listed on the New York and Pacific Stock Exchanges, and reports, proxy statements and other information concerning the Company can be inspected at the offices of such exchanges located at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, respectively.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The Company hereby incorporates herein by reference, and as of any time hereafter prior to the termination of the offering made by this Prospectus the Company shall be deemed to have incorporated herein by reference, (1) the Company's latest Annual Report on Form 10-K (the "Latest Annual Report") filed by the Company with the SEC pursuant to the Exchange Act and (2) all other reports and documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of the Latest Annual Report, and all of such documents shall be deemed to be a part hereof from the respective dates of filing thereof. The documents incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement in this Prospectus or in any subsequently filed Incorporated Document modifies or replaces such statement. The Incorporated Document incorporated herein by reference as of the date of this Prospectus is the Annual Report on Form 10-K for the year ended December 31, 1997.

               THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS THERETO (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INCORPORATED DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: TREASURER, BY MAIL AT THE WASHINGTON WATER POWER COMPANY, POST OFFICE BOX 3727, SPOKANE, WASHINGTON 99220, OR BY TELEPHONE AT 509-489-0500.


                          THE WASHINGTON WATER POWER COMPANY

               The Company, which was incorporated in the State of Washington in 1889, primarily operates in the electric and natural gas utility businesses. At December 31, 1997, the Company's employees included 1,467 people in its utility operations and approximately 1,751 people in its majority-owned non-regulated business (energy and non-energy). The Company's corporate headquarters are located at 1411 East Mission Avenue, in Spokane, Washington 99202, which serves as the Inland Northwest's center for manufacturing, transportation, healthcare, education, communication, agricultural and service businesses.

               Regulatory, economic and technological changes have brought about the accelerating transformation of the electric utility industry from a vertically integrated monopoly to separate market driven businesses. Since 1996, the Company has reorganized its operations to take advantage of the changes in the Company's business environment and to proactively respond to regulatory and structural changes in the industry. The restructuring reinforces the Company's commitment to and advocacy of utility industry deregulation.

               The Company's operations are organized into four lines of businesses, two of which comprise its utility operations. The Energy Delivery business provides electricity and natural gas in a 26,000 square mile in eastern Washington and northern Idaho, with a combined population of approximately 825,000, as of December 31, 1997, as well as natural gas services in a 4,000 square mile area in northeast and southwest Oregon and South Lake Tahoe region of California, with a combined population of approximately 495,000, as of such date. The Generation and Resources business includes the generation and production of electric energy, and short- and long-term electric and natural gas wholesale sales and wholesale marketing primarily to, and commodity trading with, other utilities and power brokers in the Western Systems Coordinating Council. The National Energy Trading and Marketing business, which is conducted through subsidiaries, focuses on commodity trading, energy marketing and energy related products and services on a national basis. The Non-energy business, which is conducted through a subsidiary, involves acquiring controlling interests in a broad range of middle-market companies, helping these companies grow through internal development and strategic acquisitions and selling the portfolio investments either to the public or to strategic buyers when it becomes most advantageous to do so.

                                   USE OF PROCEEDS

               The Company intends to use the net proceeds from the issuance and sale of the Debt Securities for any or all of the following purposes: (a) to fund a portion of the Company's construction, facility improvement and maintenance programs, (b) to retire one or more outstanding series of its preferred stock, bonds or long-term notes, (c) to reduce or eliminate outstanding short-term debt issued for any of these purposes, (d) to reimburse the Company's treasury for funds previously expended for any of these purposes and (e) for other general corporate purposes.

                          DESCRIPTION OF THE DEBT SECURITIES

          GENERAL

             The Debt Securities may be issued from time to time in one or more series under an Indenture, dated as of April 1, 1998 (the "Original Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), the Original Indenture, as amended and supplemented from time to time, being hereinafter referred to as the "Indenture." The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Capitalized terms used under this heading which are not otherwise defined in this Prospectus shall have the meanings ascribed thereto in the Indenture. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

             The Indenture provides that, in addition to the Debt Securities, additional debt securities may be issued thereunder, without limitation as to aggregate principal amount. The Debt Securities and all other debt securities issued under the Indenture are collectively referred to herein as the "Indenture Securities." Each series of Indenture Securities will be unsecured and will rank pari passu with all other series of Indenture Securities, except as otherwise provided in the Indenture, and with all other unsecured and unsubordinated indebtedness of the Company. Except as otherwise described in the applicable Prospectus Supplement, the Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise. See the Prospectus Supplement relating to any offering of Debt Securities.

             At December 31, 1997, the total long-term debt of the Company and its consolidated subsidiaries, as shown in the Company's consolidated financial statements, was approximately $762.2 million. Of such amount, $171.6 represents long-term unsecured and unsubordinated indebtedness of the Company, with which the Debt Securities will be pari passu, and $445.2 million represents secured indebtedness of the Company. The balance of $145.4 million includes short-term notes to be refinanced as well as indebtedness of subsidiaries. Consolidated long-term debt does not include the Company's subordinated indebtedness held by the issuers of Company-obligated preferred trust securities. Reference is made to the consolidated financial statements and notes thereto contained in the Latest Annual Report and subsequently filed Incorporated Documents for more detailed and more recent information.

             The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of such Debt Securities: (a) the title of such Debt Securities; (b) any limit upon the aggregate principal amount of such Debt Securities; (c) the date or dates on which the principal of such Debt Securities is payable or the method of determination thereof and the right, if any, to extend such date or dates; (d) the rate or rates at which such Debt Securities will bear interest, if any, or the method by which such rate or rates, if any, will be determined, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the right, if any, of the Company to defer or extend an Interest Payment Date, and the Regular Record Date for any interest payable on any Interest Payment Date and the person or persons to whom interest on such Debt Securities will be payable on any Interest Payment Date, if other than the persons in whose names such Debt Securities are registered at the close of business on the Regular Record Date for such interest; (e) the place or places where, subject to the terms of the Indenture as described below under "-- Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on such Debt Securities will be payable and where, subject to the terms of the Indenture as described below under "-- Registration and Transfer," such Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of such Debt Securities and the Indenture may be served; the Security Registrar and Paying Agents for such Debt Securities; and, if such is the case, that the principal of such Debt Securities will be payable without presentation or surrender thereof; (f) any period or periods within, or date or dates on, which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company;
          (g) the obligation or obligations, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the holder thereof, and the period or periods within, or date or dates on, which, the price or prices at which, and the terms and conditions upon which such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the holder; (h) the denominations in which any Debt Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof; (i) if such Debt Securities are to be issued in global form, the identity of the depositary thereof; and (j) any other terms of such Debt Securities.

          PAYMENT AND PAYING AGENTS

             Except as may be provided in the applicable Prospectus Supplement, interest, if any, on each Debt Security payable on each Interest Payment Date will be paid to the person in whose name such Debt Security is registered as of the close of business on the regular record date relating to such Interest Payment Date (each such period of interest accrual being hereinafter called a "Scheduled Interest Period"); provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, hereinafter "Maturity") will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Debt Security, such defaulted interest may be payable to the holder of such Debt Security as of the close of business on a date selected by the Trustee which is not more than 30 days and not less than 10 days prior to the date proposed by the Company for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Debt Security may be listed, if the Trustee deems such manner of payment practicable.

             Unless otherwise specified in the applicable Prospectus Supplement, the principal of and premium, if any, and interest, if any, on the Debt Securities at Maturity will be payable upon presentation of the Debt Securities at the corporate trust office of The Chase Manhattan Bank in New York, New York, as Paying Agent for the Company. The Company may change the Place of Payment on the Debt Securities, may appoint one or more additional Paying Agents (including the Company) and may remove any Paying Agent, all at its discretion.

          REGISTRATION AND TRANSFER

             Unless otherwise specified in the applicable Prospectus Supplement, the transfer of Debt Securities may be registered, and Debt Securities may be exchanged for other Debt Securities of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of The Chase Manhattan Bank in New York, New York, as Security Registrar for the Debt Securities. The Company may change the place for registration of transfer and exchange of the Debt Securities and may designate one or more additional places for such registration and exchange, all at its discretion.
          Except as otherwise provided in the applicable Prospectus Supplement, no service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Debt Securities. The Company will not be required to execute or to provide for the registration of transfer of or the exchange of (a) any Debt Security during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

          REDEMPTION

             Any terms for the optional or mandatory redemption of Debt Securities will be set forth in the applicable Prospectus Supplement. Except as shall otherwise be provided in the applicable Prospectus Supplement with respect to Debt Securities redeemable at the option of the holder, Debt Securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the Debt Securities of a series, or any tranche thereof, are to be redeemed, the particular Debt Securities to be redeemed will be selected by such method as shall be provided for such series or tranche, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate.

             Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Paying Agent or Agents, on or prior to the dates fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Debt Securities and that if such money has not been so received, such notice will be of no force or effect and the Company will not be required to redeem such Debt Securities.

          MODIFICATION OF INDENTURE

             Without the consent of any holders of Indenture Securities, the Company and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

             (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Indenture Securities; or

             (b) to add one or more covenants of the Company or other provisions for the benefit of all holders of Indenture Securities or for the benefit of the holders of, or to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon the Company by the Indenture; or

             (c) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition adversely affects the interests of the holders of the Indenture Securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when no Indenture Security of such series or tranche remains outstanding; or

             (d) to provide collateral security for the Indenture
          Securities or any series thereof; or

             (e) to establish the form or terms of the Indenture Securities of any series or tranche as permitted by the Indenture; or

             (f) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

             (g) to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Indenture Securities of one or more series; or

             (h) to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or tranche of, the Indenture Securities; or

             (i) to change any place or places where (1) the principal of and premium, if any, and interest, if any, on all or any series of Indenture Securities, or any tranche thereof, will be payable,
          (2) all or any series of Indenture Securities, or any tranche thereof, may be surrendered for registration of transfer, (3) all or any series of Indenture Securities, or any tranche thereof, may be surrendered for exchange and (4) notices and demands to or upon the Company in respect of all or any series of Indenture Securities, or any tranche thereof, and the Indenture may be served; or

             (j) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the Indenture, so long as such other changes or additions do not adversely affect the interests of the holders of Indenture Securities of any series or tranche in any material respect.

             Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Original Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Original Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and the Company and the Trustee may, without the consent of any holders of Indenture Securities, enter into one or more supplemental indentures to evidence or effect such amendment.

             Except as provided above, the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Indenture Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, of such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may
          (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security other than pursuant to the terms thereof, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Indenture Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the holder of such Indenture Security, (b) reduce the percentage in principal amount of the outstanding Indenture Securities of any series, or any tranche thereof, the consent of the holders of which is required for any such supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the holder of each outstanding Indenture Security of such series or tranche, or
          (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series, or any tranche thereof, without the consent of the holder of each outstanding Indenture Security of such series or tranche.

             A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series, or one or more tranches thereof, or modifies the rights of the holders of Indenture Securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of the Indenture Securities of any other series or tranche.

             If the supplemental indenture or other document establishing any series or tranche of Indenture Securities so provides, and as specified in the applicable Prospectus Supplement and/or Pricing Supplement, the Holders of such Indenture Securities will be deemed to have consented, by virtue of their purchase of such Indenture Securities, to a supplemental indenture containing the additions, changes or eliminations to or from the Indenture which are specified in such supplemental indenture or other document, no Act of such Holders will be required to evidence such consent and such consent may be counted in the determination of whether the Holders of the requisite principal amount of Indenture Securities have consented to such supplemental indenture.

          EVENTS OF DEFAULT

             The Indenture provides that any one or more of the following described events with respect to a series of Indenture Securities that has occurred and is continuing constitutes an "Event of Default" with respect to such series of Indenture Securities:

               (a) failure for 60 days to pay any interest on such series of Indenture Securities, when due and payable; provided, however, that no such failure shall constitute an Event of Default if the Company shall have made a valid extension of the interest payment period with respect to such series of Indenture Securities if so provided with respect to such series; or

               (b) failure to pay any principal or premium, if any, on such series of Indenture Securities within 3 business days after its maturity; provided, however, that no such failure shall constitute an Event of Default if the Company shall have made a valid extension of the maturity of such series of Indenture Securities, if so provided with respect to such series; or

               (c) failure to perform, or breach of, any covenant or warranty of the Company contained in the Indenture for 90 days after written notice to the Company from the Trustee or to the

             Company and the Trustee by the holders of at least 25% in principal amount of such series of outstanding Indenture Securities as provided in the Indenture unless the Trustee, or the Trustee and the holders of a principal amount of Securities of such series not less than the principal amount of Indenture Securities the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and the holders of such principal amount of Indenture Securities of such series, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued; or

               (d) default under any bond, debenture, note or other evidence of indebtedness of the Company for borrowed money (including Indenture Securities of other series) or under any mortgage, indenture, or other instrument to evidence any indebtedness of the Company for borrowed money, which default
             (1) shall constitute a failure to make any payment in excess of $5,000,000 of the principal of, or interest on, such indebtedness or (2) shall have resulted in such indebtedness in an amount in excess of $10,000,000 becoming or being declared due and payable prior to the date it would otherwise have become due and payable, without such payment having been made, such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the Securities of such series outstanding under the Indenture, as provided in the Indenture; or

               (e) certain events in bankruptcy, insolvency or reorganization of the Company.

          REMEDIES

             If an Event of Default applicable to the Indenture Securities of any series occurs and is continuing, then either the Trustee or the holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of such series may declare the principal of all of the Indenture Securities of such series and interest accrued thereon to be due and payable immediately by written notice to the Company (and to the Trustee if given by the holders of Indenture Securities); provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Trustee or the holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the Indenture Securities of any one such series.

             At any time after such a declaration of acceleration with respect to the Indenture Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

               (a) the Company has paid or deposited with the Trustee a sum sufficient to pay

                  (1) all overdue interest, if any, on all Indenture Securities of such series;

                  (2) the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Indenture Securities;

                  (3) interest upon overdue interest at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and

                  (4)  all amounts due to the Trustee under the Indenture;
               and

               (b) all Events of Default with respect to Indenture Securities of such series, other than the non-payment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

             If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the holders of a majority in principal amount of the outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the Indenture Securities of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee's sole discretion, be adequate and
          (b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

             The Indenture provides that no holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or for any other remedy thereunder unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Indenture Securities of any one or more series; (b) the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series in respect of which such Event of Default has occurred, considered as one class, have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and (c) for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60 day period by the holders of a majority in aggregate principal amount of Indenture Securities then outstanding. Furthermore, no holder of Indenture Securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of Indenture Securities of such series. Notwithstanding that the right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each holder of an Indenture Security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired or affected without the consent of such holder. The Indenture provides that the Trustee give the holders notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to holders of a default of the character described in clause (c) under "-- Events of Default" may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term "default" means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the holders.

             The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

          CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

             The Indenture provides that the Company shall not consolidate with or merge into any other Person, or convey or otherwise transfer, or lease, all of its properties, as or substantially as an entirety, to any Person, unless the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or other transfer, or which leases (for a term extending beyond the last Stated Maturity of the Indenture Securities then outstanding), all of the properties of the Company, as or substantially as an entirety, shall be a Person organized and existing under the laws of the United States, any State or Territory thereof or the District of Columbia or under the laws of Canada or any Province thereof and shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Indenture Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by the Company. In the case of the conveyance or other transfer, or lease, of all of the properties of the Company, as or substantially as an entirety, to any person as contemplated above, the Company would be released and discharged from all obligations under the Indenture and on all Indenture Securities then outstanding unless the Company elects to waive such release and discharge. Upon any such consolidation or merger or any such conveyance, transfer or lease of properties of the Company, the successor, transferee or lessee shall succeed to, and be substituted for, and may exercise every power and right of, the Company under the Indenture. For purposes of the Indenture, the conveyance, other transfer, or lease by the Company of all of its facilities (a) for the generation of electric energy, (b) for the transmission of electric energy or
          (c) for the distribution of electric energy and/or natural gas, in each case considered alone, or all of its facilities described in clauses (a) and (b), considered together, or all of its facilities described in clauses (b) and (c), considered together, shall in no event be deemed to constitute a conveyance or other transfer of all the properties of the Company, as or substantially as an entirety, unless, immediately following such conveyance, transfer or lease, the Company shall own no unleased properties in the other such categories of property not so conveyed or otherwise transferred or leased.

             If the Company shall convey or otherwise transfer any part of its properties which does not constitute the entirety, or substantially the entirety, thereof to another Person meeting the requirements set forth in the preceding paragraph, and if
          (a) such transferee shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all Indenture Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by the Company, and
          (b) there shall be delivered to the Trustee an independent expert's certificate (i) describing the property so conveyed or transferred and identifying the same as facilities for the generation, transmission or distribution of electric energy or for the storage, transportation or distribution of natural gas and (ii) stating that the aggregate principal amount of the Indenture Securities then outstanding does not exceed 70% of the fair value of such property, then the Company shall be released and discharged from all obligations and covenants under the Indenture and on all Indenture Securities then outstanding unless the Company elects to waive such release and discharge. In such event, the transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture.

          SATISFACTION AND DISCHARGE

             Any Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture and, at the Company's election, the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than the Company), in trust: (a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of such Indenture Securities, Eligible Obligations, which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and such other obligations or instruments as shall be specified in an accompanying Prospectus Supplement.

             The Indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and the Company has paid or caused to be paid all other sums payable by the Company under the Indenture.

          INFORMATION CONCERNING THE TRUSTEE

             The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Indenture Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

             The Trustee may resign at any time with respect to the Indenture Securities of one or more series by giving written notice thereof to the Company or may be removed at any time with respect to the Indenture Securities of one or more series by Act of the Holders of a majority in principal amount of the outstanding Indenture Securities of such series delivered to the Trustee and the Company. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if the Company has delivered to the Trustee with respect to one or more series a resolution of its Board of Directors appointing a successor trustee with respect to that or those series and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee with respect to that or those series will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture.

          EVIDENCE TO BE FURNISHED TO THE TRUSTEE

             Compliance with the Indenture provisions is evidenced by written statements of Company officers or persons selected or paid by the Company. In certain cases, opinions of counsel and certifications of an engineer, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the Indenture requires that the Company give the Trustee, not less than annually, a brief statement as to the Company's compliance with the conditions and covenants under the Indenture.

          GOVERNING LAW

             The Indenture and the Indenture Securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture of 1939, as amended, shall be applicable.


                                 PLAN OF DISTRIBUTION

             The Company may sell the Debt Securities in any of four ways:
          (i) directly to a limited number of institutional purchasers or to a single purchaser, (ii) through agents, (iii) through underwriters or (iv) through dealers. The applicable Prospectus Supplement relating to each series of Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of any such agents, underwriters or dealers, the purchase price of such Debt Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

             If underwriters are used in any sale of Debt Securities, such Debt Securities will be acquired by such underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating to a series of Debt Securities, the obligations of any underwriter or underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and such underwriter or underwriters will be obligated to purchase all of such Debt Securities if any are purchased, except that, in certain cases involving a default by one or more underwriters, less than all of such Debt Securities may be purchased.

             If an agent of the Company is used in any sale of a series of Debt Securities, any commissions payable by the Company to such agent will be set forth in the applicable Prospectus Supplement relating to such Debt Securities. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

             Any underwriters, dealers or agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Agents, underwriters and dealers may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

             Unless otherwise provided in the applicable Prospectus Supplement relating to a series of Debt Securities, the Company does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the agents that the agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

             The agents and/or certain of their affiliates may engage in transactions with and perform services for the Company and certain of its affiliates in the ordinary course of business.


                                    LEGAL MATTERS

             Certain matters of New York law and of federal securities laws relating to the validity of the Debt Securities and certain matters relating thereto will be passed upon for the Company by Reid & Priest LLP, New York, New York, counsel to the Company. Certain matters of Washington corporate law and of public utility regulatory approvals under Washington, Idaho, Montana, Oregon and California law relating to the authorization of the Debt Securities will be passed upon for the Company by Paine, Hamblen, Coffin, Brooke & Miller LLP, Spokane, Washington, general counsel for the Company. The validity of the Debt Securities will be passed upon for the underwriters by Sullivan & Cromwell, New York, New York. In giving their opinions Reid & Priest LLP and Sullivan & Cromwell may assume the conclusions of Washington, California, Idaho, Montana and Oregon law set forth in the opinion of Paine, Hamblen, Coffin, Brooke & Miller LLP.


                                       EXPERTS

             The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Latest Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.